Exhibit 10.1
INVITAE CORPORATION
LONG-TERM RETENTION BONUS AGREEMENT
This Long-Term Retention Bonus Agreement (this “Agreement”) is made and entered into effective as of October 19, 2023 (the “Effective Date”), by and between Kenneth D. Knight (“Executive”) and Invitae Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
The Board of Directors of the Company (the “Board”) recognizes Executive’s contributions to the Company and, to encourage and incentivize Executive to remain employed by the Company, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with a long-term retention bonus pursuant to the terms set forth in this Agreement.
AGREEMENT
In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:
1.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” shall mean Executive’s (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has an adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board that is not cured within thirty (30) days following written notice from the Board; (iii) commission of any violation of a Company policy that has a material adverse effect on the business or reputation of the Company; or (iv) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.
(b)Involuntary Termination. “Involuntary Termination” shall mean:
(i)a material reduction in Executive’s title, duties, authorities or responsibilities as the Chief Executive Officer of the Company without the Executive’s consent;
(ii)without Executive’s express written consent, a reduction by the Company of Executive’s base compensation of more than ten percent (10%), unless such reduction in base compensation is part of a general reduction in compensation applicable to senior executives of the Company;
(iii)without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than fifty (50) miles from its location as of the Effective Date;
(iv)any termination of Executive’s employment by the Company which is not effected for Cause; or

(v)the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 8 below.
A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii), (iii), (iv) or (v) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates employment within one-hundred eighty (180) days following the initial existence of such condition. A termination due to death or disability shall not be considered an Involuntary Termination.
(c)Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
2.Long-Term Retention Bonus. Subject to the Repayment Obligation set forth in Section 3, the Company will pay Executive a one-time cash retention bonus of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Long-Term Retention Bonus”), subject all to applicable withholdings and deductions required by law or pursuant to Company policy. The Long-Term Retention Bonus will be paid to Executive not later than ten (10) business days following the Effective Date.
3.Vesting and Repayment. The Long-Term Retention Bonus will be earned and vest in eight (8) equal quarterly installments over two (2) years beginning on the three (3)-month anniversary of the Effective Date, subject to Executive’s continued employment with the Company on the applicable quarterly vesting date. In the event that Executive’s employment with the Company terminates for any reason other than as a result of an Involuntary Termination prior to the second anniversary of the Effective Date, Executive will be required to repay, and hereby agrees to repay, to the Company (or a designated affiliate) any portion of the Long-Term Retention Bonus that is unearned and unvested on the Termination Date (with such repayment amount determined based on the Long-Term Retention Bonus before reduction for applicable withholdings and deductions) (the “Repayment Obligation”). Subject to Executive’s continued employment with the Company, the Repayment Obligation shall terminate with respect to 12.5% of the Long-Term Retention Bonus on each three (3)-month anniversary of the Effective Date.
4.Discretion. The Board (or a designated committee thereof) is responsible for the general administration of the Long-Term Retention Bonus and shall have all powers and duties necessary to fulfill these responsibilities, including, but not limited to, the full discretionary authority to interpret, administer and apply the terms of this Agreement, including the Repayment Obligation. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
5.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. The Company reserves the right to terminate Employee’s employment at any time with or without cause or prior notice.
6.Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)delivered in full or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.
7.Section 409A; Delayed Commencement of Benefits. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”), and this Agreement shall be administered accordingly. In the event that any changes to this Agreement or any additional terms are required to ensure that a payment is either exempt from or complies with Section 409A so that the penalty taxes under Section 409A(a)(1)(B) are not applied, Executive hereby agrees that the Company may make such change or incorporate such terms (by reference or otherwise) without Executive’s consent. Each payment contemplated by this Agreement will be treated as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.
8.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s rights and obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.Notices.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 1(b).
10.Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in San Francisco, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.
11.Miscellaneous Provisions.
(a)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)Integration. The Board (or a designated committee thereof) has or is expected to unilaterally terminate Executive’s participation in the 2023 long-term cash retention program approved by the Board on April 3, 2023. This Agreement supersedes and replaces any prior agreements, representation or understandings, whether written, oral, express or implied, between Executive and the Company, including any unearned 2023 long-term cash retention program benefit(s), and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.
(c)Unfunded Arrangement. No provision of this Agreement shall require the Company to segregate any assets for the purpose of satisfying any obligations under this Agreement, nor shall Executive or other person have any interest in any particular assets of the

Company by reason of the right to receive the Long-Term Retention Bonus under this Agreement.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Employment Taxes. The Long-Term Retention Bonus shall be subject to withholding of applicable income and employment taxes when paid. In the event that Executive repays all or a portion of the Long-Term Retention Bonus to the Company (or its designated affiliate) pursuant to the Repayment Obligation, Executive acknowledges that Executive may not be able to recover taxes previously withheld or paid on Executive’s receipt of the Long-Term Retention Bonus. Executive hereby acknowledges and agrees that the Company shall have no liability to Executive or to any other person with respect to the recovery of any taxes previously paid or payable by or on behalf of Executive in respect of the payment of the Long-Term Retention Bonus in the event that any portion of the Long-Term Retention Bonus is repaid by Executive to the Company (or its designated affiliate) pursuant to the Repayment Obligation.
(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INVITAE CORPORATION By: /s/ Thomas R. Brida Name: Thomas R. Brida Title: General Counsel
EXECUTIVE:	/s/ Kenneth D. Knight Signature Printed Name: Kenneth D. Knight Title: Chief Executive Officer